EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-4)(File no. 333-162698), and related Prospectus of Syneron Medical Ltd., for the registration of 7,413,053 ordinary shares to be issued by Syneron Medical Ltd. in the merger with Candela Corporation and to the incorporation by reference therein of our reports dated March 24, 2009, with respect to the consolidated financial statements of Syneron Medical Ltd. and the effectiveness of internal control over financial reporting of Syneron Medical Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer —————————————— Kost, Forer, Gabbay & Kasierer A member of Ernst & Young Global

Tel Aviv, Israel
November 23, 2009